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                                                                  Exhibit (d)(5)

Caracas, 1 de febrero de 2001

Senores
Accionistas y Tenedores
Escritorio Viso Rodriguez Cottin Medina Garcia & Associados
Avenida Francisco Solano Lopez, cruce con calle Pascual Navarro
Torre Banvenez, Piso 14
Sabana Grande,
Caracas

                            Atencion: Luis Garcia Montoya y Alberto Tovar Phelps
                                                          Ref: Intereses de Mora
Estimados senores:

     Conforme a lo establecido en el literal F) de la Clausula Tercera del contrato suscrito en fecha 21 de enero de 2001 por Primor Inversiones, Primor Alimentos, y los Accionistas y Tenedores (el "Contrato con los Accionistas y Tenedores"), solicitamos autorizacion de los Accionistas y Tenedores para eliminar los intereses de mora contemplados a favor de los accionistas y tenedores de ADSs de Mavesa que hayan aceptado validamente las Ofertas, en caso de no pagarse el precio correspondiente a la Oferta en Venezuela o la Oferta en los Estados Unidos, segun corresponda, dentro de los cinco (5) dias habiles bursatiles siguientes al cierre de la Oferta respectiva (los "Intereses de Mora").

     Los terminos en mayusculas no definidos en la presente comunicacion, tienen el significado que se le asigna en el Contrato con los Accionistas y Tenedores.

     El requerimiento que se formula mediante la presente comunicacion, se fundamenta en el hecho que la Comision Nacional de Valores (la "CNV"), en reunion sostenida en fecha 25 de enero de 2001, solicito a los representantes de Primor Alimentos y Primor Inversiones y de los Accionistas y Tenedores que modificaran los terminos de la Oferta en Venezuela a los efectos de eliminar toda referencia a los Intereses de Mora. En este mismo sentido, recomendacion semejante a la anterior fue formulada por la Securities and Exchange Commission
(SEC).

     En virtud de lo anterior y con el objeto de mantener el tratamiento igualitario en las Ofertas de todos los accionistas y tenedores de ADSs de Mavesa que acepten las Ofertas, proponemos eliminar el literal L) de la Clausula Tercera del Contrato con los Accionistas y Tenedores.

     Queda expresamente entendido que mediante la suscripcion de la presente, los Accionistas y Tenedores, (i) autorizan a Primor Inversiones y Primor Alimentos para eliminar de los terminos de las Ofertas los Intereses de Mora, y
(ii) acuerdan suprimir el literal L) del Contrato con los Accionistas y
Tenedores.


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     Muy atentamente,

     Por Primor Inversiones, C.A. y Primor Alimentos, C.A.


     ----------------------------------
     Juan Simon Mendoza Gimenez


     En senal de aceptacion sirvanse suscribir la presente.

     Por los Accionistas y Tenedores


     --------------------------
     Luis Garcia Montoya

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Luis A. Garcia Montoya

                                                  Caracas, 01 de febrero de 2001

Senores
PRIMOR INVERSIONES C.A.
PRIMOR ALIMENTOS C.A.
Presente.-


     Estimado senores:

     En representacion de los Accionistas y Tenedores que suscribieron el Contrato suscrito el 21 de enero del ano en curso autorizo a Primor Inversiones, C.A., y a Primor Alimentos, C.A., para eliminar de los terminos de la oferta los intereses de mora.

     Asimismo, en nombre de mis representados convengo en suprimir el literal L) del Contrato con los Accionistas y Tenedores.

                                              Atentamente,

                                              LUIS A. GARCIA MONTOYA


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